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[LOGO]  WORLD                                                    [LOGO]
        ACCESS                                         STAR COMMUNICATIONS, INC.

        WORLD ACCESS AND STAR TELECOM REACH DEFINITIVE MERGER AGREEMENT


     STAR Telecom's Network Infrastructure and European Operations Enhance
                                Global Strategy

     Combined Company Positioned to be a Leading Provider of Bundled Voice,
                      Data and Internet Services in Europe

     ATLANTA, GA and SANTA BARBARA, CA -- February 14, 2000 -- World Access, Inc. (NASDAQ: WAXS) and STAR Telecommunications, Inc. (NASDAQ: STRX) announced today that they have entered into a definitive agreement to merge STAR with and into World Access. Under the terms of the agreement, each share of STAR common stock would be converted into .3905 shares of World Access common stock. World Access may, at its election, pay up to 40% of the merger consideration in cash. Additionally, STAR will be entitled to elect one new director to the World Access Board of Directors. The transaction is expected to close by the end of the second quarter of 2000.

     The merger is subject to, among other things, certain regulatory approvals, the approval of the shareholders of World Access and STAR, and the divestiture by STAR of certain business segments for specified minimum net cash proceeds. Any net proceeds in excess of the specified minimum proceeds would serve to directly increase the merger consideration. The merger is intended to qualify as a tax-free reorganization, and will be accounted for as a purchase transaction. World Access has agreed to provide bridge financing to STAR in an amount up to $35 million.

     John D. Phillips, Chairman and Chief Executive Officer of World Access, said, "Our merger with STAR further strengthens our position in the European long distance market. Our pan-European network will be greatly enhanced with STAR's network assets and licenses in Germany, the largest market in Europe. In addition to 24 international gateway switches and ownership on 17 transoceanic cable systems, STAR also has interconnections between 23 German cities.

     "This will further accelerate our plan to be a leading provider of bundled voice, data and Internet services to retail customers throughout Europe," Mr. Phillips continued. "In addition, STAR's strong wholesale business provides us with further scale and network economies as we expand our retail presence. We believe that the combined traffic tonnage of STAR and World Access will continue to improve termination costs throughout the world."

     Chris Edgecomb, Chairman and Chief Executive Officer of STAR Telecom commented, "The merger of World Access and STAR will create a formidable force in the competitive long distance market. The combined global network assets, traffic volumes and retail service offerings will create tremendous operating leverage for the new company. We hope to recognize tremendous synergies from this merger, in the short term and long term, for our customers, employees and shareholders."

     The combination of World Access and STAR will create a leading provider of global telecommunications services. The combined company will operate a state-of-the-art pan-European network in 14 Western European countries and maintain ownership positions in 26 international fiber optic cable networks.

     World Access is sponsoring a conference call at 4:30 E.S.T. on Wednesday, February 23, 2000 in connection with the release of the Company's year-end 1999 financial results. The STAR merger will be discussed in detail during this call.

     Donaldson, Lufkin & Jenrette is serving as advisor to World Access with respect to the transaction. Deutsche Banc is serving as advisor to STAR Telecom.

ABOUT STAR TELECOM
     STAR Telecommunications provides global telecommunications services to

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consumers, long distance carriers, multinational corporations and Internet service providers worldwide. STAR provides international and national long distance services, international private line, prepaid calling cards, dial-around services and international toll free services. For more information, visit our website at http://www.startel.com.

ABOUT WORLD ACCESS
     World Access is focused on being a leading provider of bundled voice, data and Internet services to key regions of the world. The company competitively provides end-to-end communications services through its redundant digital network which is capable of supporting voice and data services, including frame relay, Internet Protocol (IP), asynchronous transfer mode (ATM) and multimedia applications. Located strategically throughout the U.S. and 13 European countries, World Access' network backbone consists of gateway and tandem switches, linked by an extensive fiber network encompassing tens of millions of circuit miles. For additional information regarding World Access, please refer to the Company's website at http://www.waxs.com.

     THIS PRESS RELEASE MAY CONTAIN FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS INCLUDE:
POTENTIAL INABILITY TO IDENTITY, COMPLETE AND INTEGRATE ACQUISITIONS; DIFFICULTIES IN EXPANDING INTO NEW BUSINESS ACTIVITIES; DELAYS IN NEW PRODUCT DEVELOPMENTS OR INTRODUCTIONS; THE POTENTIAL TERMINATION OF CERTAIN SERVICE AGREEMENTS OR THE INABILITY TO ENTER INTO ADDITIONAL SERVICE AGREEMENTS; AND OTHER RISKS DESCRIBED IN THE COMPANY'S SEC FILINGS, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-43497), ALL OF WHICH ARE INCORPORATED BY REFERENCE INTO THIS PRESS RELEASE.

WORLD ACCESS CONTACT:           NANCY L. DE JONGE              MICHAEL F. MIES
  (404) 231-2025         Director of Investor Relations    Senior Vice President
http://www.waxs.com         Corporate Communications       - Finance & Treasurer


STAR Telecom Contact:
Investor Relations
(800) 899-1962
ir@startel.com